EXHIBIT 8.1

                      SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                                919 THIRD AVENUE
                               NEW YORK 10022-3897
                                       ---
                                 (212) 735-3000
                               FAX:(212) 735-2000


                                             September 30, 1996



AnnTaylor Stores Corporation
AnnTaylor Finance Trust
142 West 57th Street
New York, New York  10019

               Re:  Registration Statement on Form S-3
                    Registration No. 33-6605
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Ladies and Gentlemen:

          We have acted as special counsel to AnnTaylor Finance Trust, a statutory business trust organized under the Business Trust Act of the State of Delaware (Chapter 38, Title 12 of the Delaware Code, 12 Del. C. Sec.Sec. 3801,
                                                        -------
et seq.) (the "Trust"), in connection with the preparation of a Registration
- -- ----
Statement on Form S-3 (Registration No. 333-6605) of AnnTaylor Stores Corporation, a Delaware corporation (the "Company"), and the Trust filed by the Company and the Trust with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on June 21, 1996, and Amendment No. 1 thereto, filed with the Commission on September 30, 1996 (such Registration Statement, as so amended, being hereinafter referred to as the "Registration Statement"), relating to the registration (i) by the Trust of 2,012,500 of the Trust's 8-1/2% Convertible Trust Originated Preferred SecuritiesSM (liquidation amount $50 per preferred security)(the "Preferred Securities"), representing undivided beneficial interests in the assets of the Trust, and (ii) by the
















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AnnTaylor Stores Corporation
AnnTaylor Finance Trust
September 30, 1996
Page 2




Company of the shares of common stock, par value $.0068 per share, of the Company (the "Company Common Stock") issuable upon conversion of the Preferred Securities, and certain other securities.

          We hereby confirm that, although the discussion set forth in the above captioned registration statement under the heading "UNITED STATES FEDERAL INCOME TAXATION" does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of Preferred Securities, in our opinion such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of Preferred Securities, based upon current law. It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.

          We hereby consent to the filing of this opinion with the Commission as
Exhibit 8.1 to the Registration Statement. We also consent to the use of our name under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

               Very truly yours,

               /s/  SKADDEN, ARPS, SLATE, MEAGHER & FLOM